Exhibit 99.2

PBF Energy Announces Pricing of Secondary Public Offering

PARSIPPANY, NJ – January 7, 2014 – PBF Energy Inc. (NYSE: PBF) (“PBF Energy”) announced today the pricing of an underwritten secondary offering (the “Offering”) of 15,000,000 shares of its Class A common stock by funds affiliated with First Reserve Management, L.P. and The Blackstone Group (the “Selling Stockholders”) at a price to the public of $28.00 per share pursuant to PBF Energy’s shelf registration statement previously filed with the Securities and Exchange Commission. The Selling Stockholders will receive all of the proceeds from the Offering. The underwriter of the Offering will have an option to purchase up to 2,250,000 additional shares.

Deutsche Bank Securities Inc. is the underwriter of the Offering. The offering of these securities is being made by means of a prospectus supplement and the accompanying prospectus only, copies of which may be obtained from Deutsche Bank Securities Inc., Attention: Prospectus Department, 60 Wall Street, New York, New York 10005-2836 (tel: 800-503-4611), or by e-mail at prospectus.cpdg@db.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. The registration statement is available on the Commission’s web site at http://www.sec.gov under the registrant’s name. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PBF Energy Inc.

PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

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Contacts:

Colin Murray (investors)

ir@pbfenergy.com

Tel: 973.455.7578

Michael C. Karlovich (media)

mediarelations@pbfenergy.com

Tel: 973.455.8994